EXHIBIT 99.1
Stamford, CT (March 3, 2011) Patriot National Bancorp (NASDAQ: PNBK) (the “Company”), the parent company of Patriot National Bank (“Patriot”), announced the Sale of Non-Performing Assets and the closure of four branch offices.
Patriot has entered into a contract to sell non-performing loans and real estate to ES Ventures One, LLC, a Delaware limited liability company, for $65 million. The transaction requires the non-objection of Patriot’s banking regulator and is expected to close prior to March 31, 2011.“The sale of the majority of the Bank’s non-performing assets will allow Patriot to accelerate the Bank’s business plan. Further, the reduction in non-performing assets materially improves the risk profile of the balance sheet, decreases workout and OREO expenses, and allows us to reinvest $65 million into earning assets to improve net interest margin”, said Christopher Maher, the Company’s President & CEO.
In a related restructuring, Patriot announced the consolidation of four branches to reduce operating expenses. The affected branches include Wilton (One Danbury Road, Wilton), Fairfield Center (1127 Post Road, Fairfield), Stratford (3552 Main Street, Stratford), and Old Greenwich (184 Sound Beach Avenue, Greenwich). All customer accounts in the affected branches will be transferred to nearby Patriot branches to minimize any inconvenience to the Bank’s customers. The consolidation of these branches is expected to result in a pre-tax earnings charge of $3.0 million and result in annualized expense reductions of $1.8 million. The consolidations are anticipated to be completed prior to June 30, 2011.
Michael Carrazza, the Chairman of the Board of the Company, commented that “We are pleased to report on these restructuring achievements, which are key components of our post-closing recovery plan. These activities strengthen Patriot’s competitive position and bring us closer to our goal of restored health and profitability.”
The Company plans to issue full year 2010 financial statements in conjunction with the filing of an Annual Report on Form 10-K on or about March 15, 2011.
It is Patriot National Bank’s mission to offer a significant community-based alternative to larger banks and to provide personalized service to consumers and local businesses. Nationally chartered in 1994, Patriot National Bank currently has full-service branches serving Southern Connecticut, Westchester County, New York and New York City.

Contact:	Christopher D. Maher President & CEO Patriot National Bancorp 203 251-8265 cmaher@pnbk.com	Robert O’Connell Sr. EVP & CFO Patriot National Bancorp 203 252-5926 boconnell@pnbk.com